Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW CENTURY FINANCIAL CORPORATION,

a Delaware corporation

It is hereby certified that:

1.    The name of the corporation is New Century Financial Corporation (the “Corporation”).

2.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article IV thereof and by substituting in lieu thereof the following new Section 4.1 of Article IV:

“Section 4.1    Capital Stock.    The total number of shares of capital stock which the Corporation shall have the authority to issue is 107,500,000, of which (i) 100,000,000 shares shall be Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 7,500,000 shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple, fractional or non-voting rights, and such designations, preferences, limitations or restrictions thereof of any series that may be desired in respect of the Preferred Stock.”

3.    The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the 10th day of September, 2003.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE

Name:	Robert K. Cole
Title:	Chairman and Chief Executive Officer

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